Exhibit 10.9

Execution Version

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY

OF UP TO €5,000,000

Dated              2014

Between

KREOS CAPITAL IV (UK) LIMITED a company incorporated in England whose registered office is at 25-28 Old Burlington Street, London W1S 2AN (the “Lender”, which expression shall include its successors and assigns);

and

NABRIVA THERAPEUTICS AG, a stock corporation (Aktiengeseilschaft) organised under the laws of the Republic of Austria, which is registered at the Commercial Register of the Commercial Court of Vienna under FN 269261y (the “Borrower”).

WHEREAS:

1.	The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrower on the terms of this Loan Agreement; and

2.	The Borrower hereby confirms that it intends to grant security over the Borrower’s undertaking and assets to the Lender as security for monies borrowed by the Borrower hereunder as set out herein.

LOAN FACILITY TERMS:

Total Loan Facility	€5,000,000 to be drawn down in one tranche before the date of Expiry of Loan Facility.

Date of Expiry of Loan Facility	Two calendar months from the date of this Loan Agreement.

Advance Payment	€191,604.70

Loan Term	36 calendar months from the Drawdown Date.

Monthly Repayment Amount	in the first 6 calendar months following the Drawdown Date the Monthly Repayment Amounts shall comprise interest only in the amount calculated at the Applicable Interest Rate. For the remaining 30 calendar months of the Loan Term the Monthly Repayment Amounts shall consist of equal instalments of interest and principal equal to 3.321% of the Loan plus accrued interest as set out in the Repayment Schedule from time to time.

Transaction Fee	€75,000 payable upon execution of this Loan Agreement.

End of Loan Payment	At the expiration of the Loan Term 0.5% of the Loan drawn down under the Loan Facility

Execution Version

1.	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Accounts” means the audited annual profit and loss account and balance sheet of the Borrower for the period ended on 31 December 2013;

1.2	“Advance Payment” has the meaning given in Clause 5.1 and is in the amount set forth above in the Loan Facility Terms;

1.3	“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

1.4	“Applicable Interest Rate” has the meaning given in Clause 6.1;

1.5	“Assignee” has the meaning given in Clause 16.5;

1.6	“Business Day” means any day on which banks are generally open for business in London, England and Vienna, Austria other than a Saturday or Sunday;

1.7	“Charged Assets” means the assets and undertaking of the Borrower and any Group Company charged pursuant to the Security Documents;

1.8	“Companies Registrar” means the Commercial Register of the Republic of Austria (Firmenbuch);

1.9	“Contractual Currency” has the meaning given to it in Clause 5.3;

1.10	“Disruption Event” means either or both of (i) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan Facility (or otherwise in order for the transactions contemplated by this Loan Agreement to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or (ii) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(a)	from performing its payment obligations under this Loan Agreement; or

(b)	from communicating with the other Party in accordance with the terms of this Loan Agreement,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

1.11	“Drawdown” means the drawdown of an amount under the Loan Facility;

1.12	“Drawdown Date” means, unless otherwise provided herein, the date on which the Loan is actually advanced to the Borrower by the Lender;

1.13	“Drawdown Notice” means a drawdown notice served in accordance with Clause 3.2 and substantially in the form attached hereto as Schedule A (as may be amended with the prior written consent of the Lender);

1.14	“End of Loan Payment” means the End of Loan Payment set forth above under the Loan Facility Terms;

1.15	“Expiry Date” means the date set forth above under the heading “Loan Facility Terms – Date of Expiry of Loan Facility”;

1.16	“FFG” means Österreichische Forschungsförderungsgesellschaft mbH, a limited liability company organised under the laws of the Republic of Austria, registered in the Commercial Register of the Commercial Court Vienna under FN 252263 a;

1.17	“Group” means the Borrower and its subsidiaries (if any) and “Group Company” means any member of the Group;

1.18

“Financial Indebtedness” means (i) monies borrowed, (ii) the amount of any liability of any finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of borrowing, (v) the mark to market value of derivative transactions entered into in connection with

Execution Version

protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi);

1.19	“Initial Security Documents” means the intellectual Property Pledge Agreement, Fixed Asset Pledge Agreement and Accounts Pledge Agreement and Subordination Agreement, each in the agreed form;

1.20	“Intellectual Property” means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trade marks, trade names, service marks, domain name registrations, registered rights in designs, database rights, semiconductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know how, trade secrets and inventions (whether patentable or not), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world for all of the above;

1.21	“Interim Repayment” means the payment in respect of the period from the Drawdown Date to the first Business Day of the calendar month following that Drawdown Date calculated by dividing the monthly instalment (as described in the Repayment Schedule) by 30 and multiplying that figure by the number of days between (and including) the Drawdown Date and the first Business Day of the following calendar month;

1.22	“Event of Default” means any of the events or circumstances described in Clause 9;

1.23	“Loan” means the loan made or to be made in accordance with the terms of this Loan Agreement or the principal amount outstanding for the time being of that loan;

1.24	“Loan Facility” means the loan facility made available under this Loan Agreement;

1.25	“Loan Term” means 36 months commencing on the Drawdown Date or if such day is not a Business Day, the first Business Day thereafter;

1.26	“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform and comply with its payment obligations under this Loan Agreement;

1.27	“Monthly Repayment Date” means the first Business Day of a calendar month following the Drawdown Date until expiry of the Loan Term as set out in the Repayment Schedule from time to time, and “First Monthly Repayment Date” shall mean the first Monthly Repayment Date following the Drawdown Date;

1.28	“Monthly Repayment Amount” means the respective amount payable by the Borrower to the Lender on each Monthly Repayment Date as set out in the Loan Facility Terms above;

1.29	“Option Agreement” means the Option Agreement in the agreed form between the Borrower and Kreos Capital IV (Expert Fund) Limited;

1.30	“Pledged Intellectual Property” means the Intellectual Property included in the intellectual Property Pledge Agreement;

1.31	“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

1.32	“Repayment Schedule” has the meaning given in Clause 5.2.3;

1.33	“Security Documents” means the Initial Security Documents, and any other applicable document evidencing the security over assets of the Borrower (or Group Company), or (for the avoidance of doubt) any document creating (subject to any applicable perfection requirements) a Security Interest in favour of the Lender, each in relation to any liability of the Borrower under this Loan Agreement;

Execution Version

1.34	“Security Interest” means any mortgage, pledge, lien, hypothecation, assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party or any other type of security interest;

1.35	“Security Period” means the period commencing on the Drawdown Date and ending on the date on which all amounts due and payable by the Borrower under this Loan Agreement and the Security Documents have been repaid in full;

1.36	“Subordination Agreement” means the agreement for the subordination of other indebtedness owing by the Borrower, between the Borrower, Lender and the shareholders of the Borrower in the agreed form;

1.37	“Taxes” means all present and future income, value added and other taxes, levies, imposts, deductions, charges, duties (including stamp duties) and withholdings in the nature of taxes (other than taxes on the profits of the Lender) whatsoever together with any interest thereon and penalties with respect thereto made on or in respect thereof;

1.38	“Total Loan Facility” means the amount set forth above under the heading Loan Facility Terms; and

1.39	Transaction Fee” has the meaning given in Clause 10.1 and is the amount set forth above in the Loan Facility Terms.

2.	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1	any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;
2.3	a “Clause or “Schedule” is to a Clause or Schedule (as the case may be) of or to this Loan Agreement;

2.4	a person shall be construed as including a reference to an individual, firm, company, corporation, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.5	an “amendment” includes a supplement, novation or re-enactment in writing and “amended” is to be construed accordingly;

2.6	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description;

2.7	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

2.8	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.9	“control” means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise and “controlling interest” shall be construed accordingly;

2.10	“holding company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a subsidiary;

2.11	“subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent, of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or an entity treated as a subsidiary in the financial statements of any person pursuant to IFRS;

2.12	this Loan Agreement or to any other document shall be construed as a reference to

Execution Version

this Loan Agreement or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the consent of the relevant party or parties and (where such consent is, by the terms of this Loan Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of that relevant party or parties;

2.13	“other” and “otherwise” are not to be construed eiusdem generis with any foregoing words where a wider construction is possible and “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing or, as the case may be, subsequent words;

2.14	a document being in “agreed form” is a document which is previously agreed in writing by or on behalf of the Lender and the Borrower; and

2.15	any reference to an Event of Default being continuing is a reference to an Event of Default that has not been waived or remedied to the satisfaction of the Lender.

The headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

3.	LOAN FACILITY

3.1	Lender’s Commitment

3.1.1	Subject to Clause 3.5 below, the Lender shall and agrees hereby to make available to the Borrower the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set out in the Loan Facility Terms and in accordance with Clause 3.2.

3.1.2	The Lender shall not be under any commitment to advance the Loan or any part thereof after the Expiry Date or upon the earlier termination of the Loan Facility in accordance with Clause 3.4 or on any dates other than those specified in the Loan Facility Terms.
3.1.3	The unutilised portion (if any) of the Loan Facility shall be cancelled on the next Business Day after the Expiry Date, whereupon the Total Loan Facility shall be reduced accordingly.

3.1.4	In granting the Loan Facility the Lender is relying on the representations and warranties contained in Clause 7.

3.1.5	The Loan Facility shall be secured by the Security Documents.

3.2	Date of Advance(s) of the Loan

Subject to Clause 3.1.2, (and subject to the satisfaction of the relevant conditions set forth in Clause 3.5), the Loan shall be advanced and made available to the Borrower within fifteen days from receipt by the Lender of an executed Drawdown Notice. The Drawdown Notice must be for the full amount of the Loan Facility and be received by the Lender 15 days prior to the proposed Drawdown Date (as set out in the Loan Facility Terms). The Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement, and shall be irrevocable. No more than one Drawdown Notice may be served in respect of the Loan.

3.3	Method of Disbursement

The payment by the Lender of an amount specified in the Drawdown Notice to the account specified in that Drawdown Notice shall constitute the making of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in respect of the Loan in such an amount.

3.4	Termination or Modification of funding commitment

The Lender’s commitment to advance the Loan in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement on or before the last condition precedent set out in Clause 3.5 has been

Execution Version

satisfied (by 14 days’ prior written notice to the Borrower (such written notice to refer to the relevant provision of this Clause and to specify the reason for such termination or modification) if:

3.4.1	there is, in the Lender’s reasonable opinion, any materially accelerated depreciation in the value of the Charged Assets;

3.4.2	there is any material change from the existing business of the Borrower to another type of business; or

3.4.3	on either the date of the Drawdown Notice or on the Drawdown Date:

(a)	an Event of Default has occurred and is continuing or would result from the borrowing to be made pursuant to the Drawdown Notice;

(b)	the Borrower’s representations and warranties in Clause 7.1 would not be true if repeated on each of those dates with reference to the circumstances then existing.

3.4.4	The Lender is entitled to do so pursuant to Section 991 of the Austrian Genera! Civil Code (Allgemeines Bürgerliches Gesetzbuch)

3.5	Conditions Precedent requirements relative to the advance of the Loan

The Lender’s obligation to provide the Loan is subject to the prior satisfaction by the Borrower of the following conditions in form and substance satisfactory to the Lender (acting reasonably):

3.5.1	the provision of a copy of the resolutions of the Borrower’s supervisory board (Aufsichtsrat) authorising the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan
Agreement and the Security Documents;

3.5.2	Delivery of an up-to date excerpt from the Company Registrar in respect of the Borrower and certified copies of the most recent Articles of Association (Satzung) of the Borrower;

3.5.3	a confirmation by one member, or two members with collective representation authority, of the management board (Vorstand) of the Borrower confirming that the borrowing of the Loan Facility in full would not cause any borrowing limit binding on the Borrower to be exceeded;

3.5.4	specimen signatures, authenticated by a member of the management board of the Borrower, of the persons authorised in the resolutions of the supervisory board referred to in Clause 3.5.1;

3.5.5	the parties having executed and delivered to the Lender the originals of the Security Documents and this Loan Agreement and all perfection formalities as provided for in the Security Documents (including, without limitation, notifications and book entries) have been completed;

3.5.6	the Borrower’s compliance with Clauses 10.1 and 10.2;

3.5.7	delivery of the most recent financial management forecast for the Borrower as prepared by the Borrower’s management (in form and substance as prepared on a quarterly basis by the Borrower’s management);

3.5.8	delivery of the most recent management accounts of the Borrower;

3.5.9	delivery of certified copies of any policies of insurance maintained by the Borrower in respect of the Charged Assets including such insurances as are required pursuant to and complying in all respects with the requirements of Clause 12;

Execution Version

3.5.10	confirmation from the Borrower that the Charged Assets are free and clear of all Security Interests whatsoever other than those granted under the Security Documents;

3.5.11	Execution and delivery of the Option Agreement by the Borrower and Kreos Capital IV (Expert Fund) Limited; and

3.5.12	Confirmation by the Borrower that it has received additional funds in the aggregate amount of € 2,000,000 by way of an unsecured convertible loan agreement with its Shareholders;

3.5.13	Confirmation in the agreed form from ERP of receipt of the loan owing to it pursuant to the loan agreement dated 5 May 2010 entered into by and between the Borrower and Raiffeisen Bank International AG on behalf of the ERP-Fonds and Austria Wirtschaftsservice GmbH;

each copy document delivered under this Clause 3.5 shall be certified as a true and up to date copy by a member of the management board of the Borrower, or two members with collective representation authority.

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 3.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which are under its sole control and have not been satisfied within fourteen (14) Business Days of the Drawdown Date (or within such longer period as the Lender may agree or specify), provided, that the Lender at its discretion may waive the satisfaction of any condition.

3.7	Purpose of Loan and Charged Assets

3.7.1	Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan solely for the purpose of conducting its business.

3.7.2	The Charged Assets shall form the security for the monies borrowed by the Borrower.

4.	TERM

4.1	This Loan Agreement is effective upon execution by the Lender and the Borrower and shall continue until the later of (i) Expiry Date or (ii) the date upon which the Borrower shall have performed all its obligations hereunder.

4.2	The Loan Term is 36 calendar months from the Drawdown Date.

4.3	If the conditions set out in Clause 3.5 have not been satisfied on or prior to the Expiry Date (except to the extent waived in writing by the Lender under Clause 3.6), the Lender shall in its sole discretion have the option to either terminate the Loan Agreement or extend the period in which such conditions must be satisfied.

5.	REPAYMENT AND PREPAYMENT

5.1	Advance Payment

On delivery of the Drawdown Notice with respect to the Loan, the Borrower shall pay to the Lender (by way of deduction by the Lender from the amount of the Loan actually advanced to the Borrower) the advance payment specified above in the Loan Facility Terms (the “Advance Payment”), which shall be held by the Lender and applied in or towards payment of the last repayment instalment in respect of the Loan.

5.2	Repayments

5.2.1	The Borrower shall pay all unpaid and accrued interest in respect of the Loan on each Monthly Repayment Date.

5.2.2	Commencing on the Monthly Repayment Date of the 7th calendar month following the Drawdown of the Loan until the end of Loan Term the Borrower shall repay principal in respect of the Loan in accordance with Clause 5.2.3.

Execution Version

5.2.3	The Borrower shall on each Monthly Repayment Date repay the Loan in instalments by paying the Monthly Repayment Amount to the Lender as specified in a fully-amortising repayment schedule (the “Repayment Schedule”) as attached as Schedule B.

5.2.4	All payments that the Borrower makes under this Loan Agreement shall be made in full, without any deduction, setoff or counterclaim and in immediately available cleared funds on the due date to an account which the Lender may specify to the Borrower for the purpose.

5.2.5	The Lender shall have the right to issue a revised Repayment Schedule from time to time (and the Borrower acknowledges that the amount required to be repaid pursuant to Clause 5.2.3 may be increased from time to time in accordance with any revised Repayment Schedule) if any payments due under the relevant Repayment Schedule are not paid when due, so that on the expiry of the Loan Term there will be no amounts owing from the Borrower to the Lender pursuant to this Loan Agreement.

5.2.6	The Borrower shall repay the principal amount of the Loan outstanding together with all accrued and unpaid interest, the End of Loan Payment, all unpaid fees, costs and expenses and all other sums payable by the Borrower to the Lender under this Loan Agreement and the Security Documents on the expiry of the Loan Term.

5.2.7	Subject to clause 5.2.8, each payment received by the Lender in respect of the Loan shall be applied as follows:

(a)	firstly, to discharge all outstanding fees, costs and expenses of or due to the Lender in respect of the Loan;

(b)	secondly, to discharge all accrued interest in respect of the Loan; and
(c)	thirdly, to reduce the outstanding principal balance of the Loan.

5.2.8	For the avoidance of doubt, the Lender may in its discretion apply any payment received or recovered from the Borrower to discharge any unpaid amount in respect of the Loan.

5.2.9	Any amount repaid or prepaid may not be redrawn.

5.2.10	If the Drawdown Date is not a Monthly Repayment Date, the Borrower shall pay to the Lender on the Drawdown Date (by way of deduction by the Lender of the amount of the Loan actually advanced to the Borrower) the Interim Repayment which shall discharge interest accrued on the Loan for the period from the Drawdown Date to First Monthly Repayment Date.

5.3	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be paid in the currency in which the Loan has been provided (the “Contractual Currency”), i.e. in Euros, unless otherwise agreed by the parties in writing. The Borrower shall bear the cost in the event of and in respect of any payment made by it needs to be converted to the Contractual Currency.

5.4	Prepayments

The Borrower shall be entitled to prepay the Loan in whole or in part in accordance with the following provisions;

5.4.1	The Borrower shall submit to the Lender an irrevocable written request to prepay the Loan (or part of the Loan), at least 30 days in advance of such proposed prepayment, indicating the amount to be prepaid and the date of prepayment, provided that such prepayment shall be made on the last Business Day of a calendar month.

Execution Version

5.4.2	If the prepayment is for the entire Loan, or the balance of the Loan following a partial prepayment, the prepayment sum shall be equal to the aggregate sum of the outstanding principal amount, together with accrued and unpaid interest plus all future interest payments on outstanding principal amounts as set out in the Repayment Schedule, less an amount equal to 4.5% of the aggregate prepayment sum, plus all other amounts accrued or owing under this Loan Agreement and the Security Documents,

5.4.3	If the prepayment is for an amount less than the entire Loan, then:

(a)	The prepayment sum will be an amount of principal no less than EUR 1,000,000, plus all accrued but unpaid interest to the prepayment date, plus future interest on the amount of principal being prepaid, less an amount equal to 4.5% of such aggregate prepayment sum ; and

(b)	The Lender will notify the Borrower of the amount of the Loan that remains to be paid upon payment by the Borrower of the prepayment sum and provide the Borrower with a new Repayment Schedule.

6.	INTEREST

6.1	Interest on the Loan shall accrue from day to day at a rate of 11.9% per annum (the “Applicable Interest Rate”), from the Drawdown Date until the repayment in full of the Loan, with payment of the interest being made to the Lender after any tax deduction at source including without limitation any withholding tax, if required under applicable law. Interest on the Loan and each part thereof shall be calculated and paid in the Contractual Currency.

6.2	Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement. If the Borrower fails to pay any sum to the Lender on its due date for payment the Borrower shall pay to the Lender forthwith on demand interest on such sum (compounded on a monthly basis) from the due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus 5% per annum. If the Borrower fails to pay any sum within ten (10) Business Days after such sum is due, the Borrower shall pay to the Lender a one-off late payment charge of 3% of such sum to compensate the Lender for additional administrative expense.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Borrower warrants and represents the following as at the date hereof:

7.1.1	the Borrower is a stock corporation (Aktiengesellschaft) duly organised and validly existing under the laws of Austria;

7.1.2	the Borrower has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it

(a)	to execute this Loan Agreement and the Security Documents to which the Borrower is or is to be party; and

(b)	to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under this Loan Agreement and the Security Documents; and

(c)	to grant the Lender first priority Security Interest under the Security Documents;

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7.1.3	this Loan Agreement and the Security Documents to which the Borrower is or is to be party, will, upon execution and delivery (and, where applicable, registration as provided for in this Loan Agreement and the Security Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms and in relation to enforceability subject to any general principles of law limiting enforceability; and

(b)	create legal, valid and binding security interests enforceable in accordance with their respective terms, subject to any relevant insolvency laws affecting creditors’ rights generally and any general principles of law limiting enforceability of such security interests;

7.1.4	the execution and (where applicable) registration by the Borrower of this Loan Agreement and each Security Document to which it is or is to be a party, and the borrowing by the Borrower of the Loan and its compliance with this Loan Agreement and each Security Document to which it is or is to be party will not involve or lead to a contravention of:

(a)	to the Borrower’s best knowledge, any applicable law or other legal requirement applicable to it; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual obligation or restriction which is binding on the Borrower or any of its assets;

7.1.5	all material consents, licences, approvals and authorisations, including in relation to Intellectual Property, required by the Borrower in connection with the entry into, performance, validity and enforceability of this Loan Agreement and the Security Documents have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect until the date upon which the Borrower shall have performed all its obligations hereunder;

7.1.6	all material written financial and factual information furnished by or on behalf of the Borrower in connection with the negotiation of this Loan Agreement and the Security Documents delivered to the Lender pursuant to this Loan Agreement or the Security Documents was, in the reasonable opinion of the Borrower and to the extent such information was not forward-looking, true and accurate in all material respects when given and there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect;

7.1.7	the Accounts were prepared in accordance with IFRS accounting principles and to the Borrower’s best knowledge and according to the auditor’s opinion were consistently applied and fairly represent (in conjunction with the notes thereto) the financial condition of it as at the date to which they were drawn up and the results of its operations during the financial year then ended;

7.1.8	since publication of the Accounts, there has been no event which has had a Material Adverse Effect on the business or financial condition of the Borrower and/or any of its subsidiaries;

7.1.9	it has its centre of main interest (COMI) in Austria for the purposes of the EU Regulation on Insolvency Proceedings EC 1346/2000;

7.1.10	all payments made or to be made by the Borrower under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party shall be made following deduction or

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withholding for, or on account of, any taxes for which withholding is required pursuant to applicable law and/or tax ruling of the applicable tax authorities; and

7.1.11	there is no action, proceeding or claim pending or, so far as the Borrower is aware, threatened against the Borrower before any court or administrative agency which are likely to be adversely determined.

7.1.12	the Borrower owns with good and marketable title all the Charged Assets, free from all security interests and other interests and rights of every kind other than Security Interests created pursuant to the Security Documents, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; and the assets charged pursuant to the Fixed Assets Pledge represent all of the Borrower’s fixed assets with a book value exceeding EUR 1,000.00 per item.

7.2	The Borrower’s representations and warranties set out in Clauses 7.1.1 - 7.1.5 and 7.1.9, 7.1.10 and 7.1.12 inclusive shall survive the execution of this Loan Agreement and shall be deemed to be repeated on the Drawdown Date and on each Monthly Repayment Date with respect to the facts and circumstances then existing, as if made at such time.

8.	UNDERTAKINGS

8.1	The Borrower undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise permit:

8.1.1	the Borrower will obtain, effect and keep effective all material permissions, licences and permits which may from time to time be required in connection with the Charged Assets or for the conduct of the business of each Group Company generally;

8.1.2	the Borrower (or each Group Company as appropriate) will own only for its own account the Charged Assets free from all Security Interests except for those created or permitted by the Security Documents;

8.1.3	subject to clause 8.1.22, the Borrower will not sell, assign, transfer or otherwise dispose of the Charged Assets or any interest therein other than as permitted by the Security Documents;

8.1.4	the Borrower will, upon written request of the Lender, promptly provide to the Lender (and will procure that each Group Company will promptly provide to the Lender):

(a)	details of any changes to its management board or any Group Company management board;

(b)	details of any Group Company incorporated on or after the date of this Loan Agreement;

(c)	an update on trading, licensing, funding, cashflow, burn rate (if not included in the management accounts), runway, market and competitive environment and any possible change of control (as defined in Clause 9.1.10); and

(d)	details of any legal proceedings issued by or against the Borrower or any Group Company;

(e)	such other information (financial or otherwise) as the Lender may reasonably request from time to time concerning its affairs

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(including, without limitation, information concerning the Charged Assets, its assets from time to time and any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement).

8.1.5	the Borrower will provide to the Lender all documents, confirmations and evidence required by the Lender to satisfy (acting reasonably) its “know your customer” requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;

8.1.6	the Borrower will provide the Lender (and will procure that each Group Company will provide the Lender) with its monthly consolidated management accounts and any Group management accounts (each certified by a member of the management board) as fairly presenting the data reflected, within thirty (30) calendar days of the end of each calendar month, or if sooner, at the same time they are provided to any investor of the Borrower;

8.1.7	the Borrower will provide the Lender (and will procure that each Group Company will provide the Lender) with all information that it provides to all its shareholders in the course of its regular reporting (in particular, if available, quarterly consolidated management accounts and any Group management accounts, certified by a member of the management board) generally at the same time that it provides such information to its shareholders;

8.1.8	the Borrower will provide the Lender with annual audited IFRS financial statements for each Group Company at the same time that such statements are provided to the Borrower’s shareholders (but in any event within the first four months of each year), in each case including statement of operations, balance sheet, statement of cash flows and shareholders’ equity, certified by a firm of chartered accountants of recognised national standing;

8.1.9	the Borrower will, no later than before the start of each of its financial years, provide a budget showing a projected consolidated balance sheet as of the end of each financial year, a projected profit and loss account, and a cash flow forecast for the forthcoming financial year together with three separate quarterly updates;

8.1.10	the Borrower will provide the Lender with a summary of the material documents circulated to all members of the Supervisory Board without undue delay after the full documents are delivered to the members of the Supervisory Board;

8.1.11	the Borrower will grant the Lender the right to have a representative to meet with the Borrower’s Chief Executive Officer and Chief Financial Officer once each quarter throughout the Security Period to review and discuss the operating performance and financial condition of the Borrower, in addition, upon the occurrence of an Event of Default, the Lender shall be entitled to have a representative to attend all of the meetings of the Borrower’s supervisory board and management board in a nonvoting observer capacity. In such event, the Borrower agrees to give notice of all board meetings to the Lender at the same time as to its supervisory and management board members;

8.1.12	the Borrower will maintain in force and promptly obtain or renew, and will promptly send copies to the Lender of, all consents required:

(a)	for the Borrower to perform its obligations under this Loan Agreement and each Security Document;

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(b)	for the validity or enforceability of this Loan Agreement and any Security Document; and

(c)	for the Borrower to continue to own the Charged Assets,

and the Borrower will, to its best knowledge, comply with the material terms of all such consents;

8.1.13	the Borrower will notify the Lender without undue delay after it becomes aware thereof, of;

(a)	any events that may have a Material Adverse Effect on the Borrower; or

(b)	the occurrence of an Event of Default that has not been waived; or

(c)	any event or circumstances which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default,

and will thereafter keep the Lender fully up to date with all developments;

8.1.14	the Borrower will maintain, within its reasonable business judgement, adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, its financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters;

8.1.15	subject to clause 8.1.16, the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness, except:

(a)	under this Loan Agreement;
(b)	where a Group Company is lending to or borrowing from the Borrower, provided that the benefit of such loan is charged to the Lender on terms satisfactory to it;

(c)	non-speculative hedging transactions entered into in the ordinary course of business in connection with protection against interest rate or currency fluctuations;

(d)	arising in the ordinary course of business or with suppliers of goods with a maximum duration of 90 days; or

(e)	grants that do not need to be repaid by the Borrower and subsidised loans from Austrian R&D agencies (such as FFG) that are not secured against any of the assets or the business of the Borrower; or

(f)	under the existing convertible loan agreements entered into by the Borrower.

8.1.16	notwithstanding Clause 8.1.15, the Borrower shall not (and shall ensure that no Group Company will) incur any Financial Indebtedness owing to any shareholder of a Group Company or any persons or companies related to them, (whether or not convertible) unless such Financial Indebtedness is (i) unsecured and on no better terms than apply to the Lender and subordinated to Lender’s claims on terms satisfactory to it, and (ii) otherwise is on terms (including interest, and repayment) reasonably satisfactory to the Lender

8.1.17

the Borrower shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security Interest over any of its assets (with the exception of Security Interests created or permitted to subsist in the ordinary course of business (such as account

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pledges under general business conditions of banks or retention of title in respect of equipment) or by operation of law, or the Security Documents;

8.1.18	the Borrower shall not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

8.1.19	Clauses 8.1.17 and 8.1.18 do not apply to:

(a)	Security provided to the Lender under the Loan Agreement or any Security Document;

(b)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; and

(c)	any security arising by operation of law and in the ordinary course of trading;
8.1.20	the Borrower will not make any distribution by way of dividend or otherwise without the prior written consent of the Lender unless the Borrower retains a cash balance for the remainder of the Loan Term sufficient to repay the Loan (including all interest, costs and charges as set out in this Loan Agreement) and is able to demonstrate the retention of the cash balance at any time to the reasonable satisfaction of the Lender;

8.1.21	the Borrower shall be responsible for all costs associated with maintaining the registration of all registerable Pledged intellectual Property and the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any security granted in connection with this Loan; and

8.1.22	the Borrower shall at the written request of the Lender from time to time (and shall procure that each Group Company shall) execute and deliver such further documents creating Security Interests in favour of the Lender over such assets and in such form as the Lender may require in its discretion (acting reasonably) from time to time to: (i) secure all monies, obligations and liabilities of the Borrower and/or any Group Company to the Lender or (ii) facilitate the realisation of the Charged Assets or (iii) exercise the powers conferred on the Lender or a receiver appointed under any Security Document, from time to time.

9.	EVENTS OF DEFAULT

9.1	An Event of Default occurs if:

9.1.1	the conditions set out in Clause 3.5 (except to the extent waived in writing by Lender) are not satisfied by the Expiry Date unless that period is extended in accordance with Clause 4.2; or

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9.1.2	the Borrower fails to pay when due and payable or (if so payable) on demand any sum payable to the Lender under this Loan Agreement or the Security Documents unless its failure to pay is caused by administrative or technical error, or a Disruption Event and such error is rectified within 3 Business Days and the Disruption Event continues for no longer than 5 Business Days; or

9.1.3	any material breach by the Borrower occurs of any provision of this Loan Agreement or the Security Documents (other than a breach specified in Clause 9.1.2), unless:

(a)	the Lender notifies the Borrower in writing that it is satisfied that the breach has not put any of the security for the Loan immediately at risk and that it considers that the breach is capable of remedy; and

(b)	within ten (10) Business Days after the Lender serves on the Borrower a notice of default under this Loan Agreement, or such longer period as the Lender may specify in such notice, the Borrower remedies the breach to the satisfaction of the Lender; or

9.1.4	any representation, warranty or statement made to the Lender by, or by an officer of, the Borrower in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is untrue or misleading in any material respect when it is made or repeated; or

9.1.5	Financial Indebtedness of the Borrower or any Group Company in an amount above EUR 25,000 is not paid when due or any Security Interest over any assets of the Borrower is lawfully enforced, or the indebtedness owing to FFG is not deferred when due on
31 December 2014 on the same or better terms as deferred on 6 June 2014, or, if not deferred, is not repaid with new monies (debt or equity) pursuant to clause 8.1.16; or

9.1.6	One of the following events occurs in respect of the Borrower or any Group Company:

(a)	It stops payment, or is unable to, or admits inability to, pay its debts as they fall due, or is insolvent or over indebted under applicable Austrian insolvency laws, or shall be adjudicated or found bankrupt or insolvent; or

(b)	By reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors (other than FFG or its Shareholders) with a view to rescheduling any of its indebtedness; or

(c)	a petition for the opening of insolvency proceedings (insolvenzverfahren) against the Borrower or any Group Company is filed, or any board (and/or any individual member of any such board) is required, under applicable law, to file for the opening of insolvency proceedings; or

(d)	any order shall be made by any competent court or any resolution shall be passed by the Borrower or any Group Company for the appointment of a liquidator, administrator or receiver of, or for the winding up of, the Borrower or any Group Company or a moratorium is imposed or declared over any or all of the assets and business of the Borrower or any Group Company, or

9.1.7	an encumbrancer takes possession of or a receiver is appointed over the whole or, in the reasonable opinion

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of the Lender, any material part of, the assets of the Borrower or any Group Company or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the reasonable opinion of the Lender, a material part of the assets of the Borrower or any Group Company; or

9.1.8	any event shall occur which under the law of any jurisdiction to which the Borrower or any Group Company is subject has an effect equivalent or similar to any of the events referred to in Clause 9.1.6 or 9.1.7; or

9.1.9	the Borrower or any Group Company ceases carrying on its business or a part of its business which, in the reasonable opinion of the Lender, is material in the context of the Borrower’s ability to repay the loan; or

9.1.10	there is a change of control of the Borrower; for the purposes of this Clause 9.1.10, a “change of control” shall include (without limitation) any of the following events (whether in one or in a series of related transactions): statutory merger, consolidation, or reorganisation of the Borrower with or into, or the sale of all or substantially all the assets of the Borrower, or the sale or issue of shares or securities of the Borrower other than in the context of an initial public offering or of an external financing round (whether by the Borrower or by shareholders of the Borrower) representing a majority of the voting power in the Borrower, provided, that the Lender may agree (acting reasonably), by written notice to the Borrower, that a change of control shall not be deemed to be an Event of Default (such agreement not to be unreasonably withheld), but that nevertheless the consequences set forth in Clause 9.3.1(a) and 9.3.1(b) shall apply, and in such event, pursuant to Clause 5.4.2, the outstanding principal amount, together with accrued and unpaid interest, plus future interest on the amount of principal being repaid less an amount equal to 4.5% of such aggregate sum, and all other amounts accrued or owing under this Loan Agreement and the Security Documents, ,[stet] shall be due and payable simultaneously with the closing of the change of control transaction; or

9.1.11	it becomes unlawful or impossible (i) for the Borrower to discharge any liability under this Loan Agreement or to comply with any other obligation which the Lender considers material under this Loan Agreement or the Security Documents, or (ii) for the Lender to exercise or enforce any right under, or to enforce any security interest created by, this Loan Agreement or the Security Documents; or

9.1.12	any provision of this Loan Agreement or the Security Documents which the Lender reasonably considers material proves to have been or becomes invalid or unenforceable, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest (other than any security arising by operation of law in the Borrower’s ordinary course of business) or any other third party claim or interest, provided however that if the Borrower proposes replacement security which the Lender accepts (acting reasonably), and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default;

9.1.13	the Charged Assets are in any way materially imperilled or in jeopardy (including by way of depreciation in value beyond a normal depreciation) provided however that if the

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Borrower proposes replacement security which the Lender accepts (acting reasonably), and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

9.1.14	any event of default (howsoever described) specified in the Security Documents shall occur.

9.2	No Event of Default (other than pursuant to 9.1.2, to which a maximum period of 5 Business Days, including a potential Disruption Event, shall apply) shall be deemed to exist if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving written notice to the Borrower.

9.3	Lender’s Rights

9.3.1	On or at any time following the occurrence of any Event of Default which is continuing the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan are terminated; and/or

(b)	serve on the Borrower a notice stating that the Loan, all accrued and future interest and all other amounts accrued or owing under this Loan Agreement and Security Documents pursuant to clause 9.5 are immediately due and payable; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under Clauses (a) or (b) above, the Lender is entitled to take under the Security Documents or any applicable law.
9.3.2	Following the service of a notice pursuant to clause 9.3.1(b) above, to the extent that the Borrower has insufficient funds to repay the amounts due pursuant to that clause and this Agreement the Borrower shall (to the extent permitted to do so by law) immediately call for the repayment of any intra Group loans and shall do all such things necessary to recover the intra Group loan amounts from the relevant Group companies as soon as possible

9.4	End of Lender’s Obligations

On the service of a notice under Clause 9.3.1(a) and/or Clause 9.3.1(b), all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate.

9.5	Acceleration

On the service of a notice under Clauses 9.3.1(a) or 9.3.1(b), the following sums shall become immediately due and payable:

9.5.1	the outstanding principal amount of the Loan;

9.5.2	all accrued and unpaid interest;

9.5.3	in respect of the Loan, the aggregate of the monthly interest payments scheduled to be paid by the Borrower on each Monthly Repayment Date (as is set out in the most recent Repayment Schedule issued by the Lender) for the period from the date of prepayment to the expiry of the Loan Term, in each case discounted from the respective applicable Monthly Repayment Date to the date of prepayment at the rate of 4.5%;

9.5.4	the End of Loan Payment;

9.5.5	all unpaid fees, costs and expenses; and

9.5.6	all other sums accrued or owing by the Borrower to the Lender under this Loan Agreement and the Security Documents.

9.6	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 16.3 below); and it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder unless it has been remedied in accordance with Clause 9.2 above.

10.	FEES, EXPENSES AND TAXES

10.1	Transaction Fee

The Parties hereby agree and acknowledge that the Transaction Fee shall be paid by the Borrower to the Lender upon the execution of this Loan Agreement.

10.2	Documentary Costs

The Borrower shall pay to the Lender on the Lender’s demand, the reasonable legal expenses plus applicable VAT incurred by the Lender in connection with:

10.2.1	the negotiation and execution of this Loan Agreement and the Security Documents and the transactions contemplated hereby and thereby up to a total aggregate of £37,000 plus VAT and 40,000 euros plus VAT;

10.2.2	any amendment or supplement to this Loan Agreement or the Security Documents, or any proposal for such an amendment to be made (save that the cap referred to above (being 84,400 euros exc of VAT for this purpose) shall not apply to such amounts but a cap shall be agreed prior to any costs being incurred);

10.2.3	any consent or waiver by the Lender concerned under or in connection with this Loan Agreement or the Security Documents or any request for such a consent or waiver (save that the said cap shall not apply to such amounts but a cap shall be agreed prior to any costs being incurred); and

10.2.4	any reasonable step taken by the Lender required for the protection, exercise or enforcement of any right or security interest created by this Loan Agreement or the Security Documents or for any similar purpose, save that the said cap shall not apply to such amounts but a cap shall be agreed prior to any costs being incurred except if such action is taken following any breach of this agreement, in which case no cap shall apply.

10.3	Certain Taxes and Duties

The Borrower shall promptly pay any documentary, stamp or other equivalent tax (in particular stamp duties pursuant to the Austrian Stamp Duty Act) or duty payable on or by reference to this Loan Agreement or the Security Documents, including but not limited to the preparation, execution, amendment, waiver, transfer, assignment, novation, enforcement, release, reference to and bringing into Austria of this Agreement or any of the Security Documents (original or certified copy thereof) or communication referencing thereto or any other act or omission under or in connection with this Agreement or the Security Documents, or any share warrant, convertible bond agreement or local law equivalent, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

10.4	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorises the Lender), at any time and from time to time, to apply any credit balance to which the Borrower is then entitled on any account with the Lender in satisfaction of the sum or sums from time to time owing by the Borrower to the Lender under and/or pursuant to this Clause 10. The Lender shall give notice to the Borrower of any such application promptly thereafter.

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10.5	Liability for Taxes

10.5.1	The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

10.5.2	if a Tax deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

10.5.3	If the Borrower is required to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

10.5.4	Within thirty (30) days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.6	Illegality and Increased Costs

10.6.1	If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility or to maintain its obligations to do so or fund the Loan, the Lender shall promptly notify the Borrower whereupon (a) the Lender’s obligations to make the Loan Facility available shall be terminated and (b) the Borrower shall be obliged to prepay the Loan pursuant to Clause 5.4 either (i) forthwith or (ii) on a future specified date, but on or before the latest date permitted by the relevant law or regulation.
Notwithstanding Clause 5.4, the prepayment amount shall solely constitute the outstanding loan amount plus any accrued, but unpaid interest, but without any future interest, unless such illegality is a result of any change of Austrian laws or regulations in which case the prepayment amount shall also include future interest.

10.6.2	If the result of any change in, or to the generally accepted interpretation or application of, or the introduction of, any law or regulation by any governmental or regulatory authority is to subject the Lender to Taxes or change the basis of the payment of Taxes by the Lender with respect to any payment under this Agreement (other than Taxes on the overall net income, profits or gains of the Lender), then (i) the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid but not later than 12 months after repayment of the Loan, pay to the Lender the amount of the increased costs which the Lender has suffered as a result up to a maximum amount of 10% of the Loan Facility, unless such Taxes or changed basis of the payment of Taxes is a result of any change of Austrian laws or regulations in which case no such maximum amount applies.

11.	INDEMNITIES

11.1	Indemnity for Non-Scheduled Payments

Without derogating from Clause 10 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

11.1.1	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender only;

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11.1.2	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Loan Agreement or the Security Documents on the due date or, if so payable, on demand; or

11.1.3	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.5, and in respect of any Taxes (other than Taxes on the overall net income, profits or gains of the Lender) for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement or the Security Documents.

11.2	Third Party Claims Indemnity

Upon an agreement relating thereto or upon a final non appealable determination by a court of competent jurisdiction, the Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind including reasonable attorney’s fees (“liability items”) which may be made or brought against, or incurred by, the Lender, in any country, in relation to:

11.2.1	any action lawfully and reasonably taken, or omitted or neglected to be taken, under or in connection with this Loan Agreement or the Security Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

11.2.2	any material breach of any of the representations and/or warranties contained in Clause 7 hereof or in the Security Documents or any material breach of any covenant, commitment or agreement by the Borrower contained in Clause 8 hereof or elsewhere in this Agreement or in the Security Documents.
12.	RISK AND INSURANCE

12.1	All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under the Drawdown Notice.

12.2	The Borrower shall:

12.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

12.2.2	maintain with a reputable insurance company, in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance covering (i) loss of or damage to, the Charged Assets under the Fixed Assets Pledge Agreement and against such other risks as assets of the same type as the Charged Assets under the Fixed Assets Pledge Agreement are normally (or when used in the manner or for the purposes for which the Charged Assets under the Fixed Assets Pledge Agreement are to be used) insured, and (ii) all liability whatsoever (including liability of the Lender) to any third party whomsoever including any employee, agent or sub-contractor of the Lender or of the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Charged Assets or their use;

12.2.3	upon request produce to the Lender the policy and all premium receipts;

12.2.4	promptly notify the Lender of any event which may give rise to a claim under the policy; and

12.2.5	upon request pledge to the Lender the Borrower’s rights under such policy.

13.	END OF LOAN PAYMENT

The Borrower shall be required to pay the Lender, at the earlier of (i) the time of the last payment on the Loan, or (ii) the termination of the Loan, the End of

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Loan Payment. Upon payment of the End of Loan Payment, subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder), the Lender shall take all appropriate action to fully release the Security Interests over the Charged Assets. Failure to pay the End of Loan Payment shall constitute a breach of this Loan Agreement.

14.	POWER OF ATTORNEY

The Borrower by way of security hereby irrevocably appoints the Lender and separately any receiver appointed under any Security Document severally to be its attorney in its name and to act on its behalf and to execute and complete any deeds or documents which the Lender may require for perfecting its title to or for vesting the Charged Assets both present and any purchaser and otherwise generally to sign seal and deliver and otherwise perfect any such legal or other Security Interest referred to in Clause 8.1.23 and all such deeds and documents and to do all such acts and things as may be required for the full exercise of the powers conferred hereunder or under any Security Document including any sale, lease, disposition, realisation or getting in and this appointment shall operate as a general power of attorney made under s.10 of the Powers of Attorney Act 1971. The Borrower hereby covenants with the Lender and separately with any such receiver to ratify and confirm any deed, document, act and thing and all transactions which any such attorney may lawfully execute or do.

15.	NOTICES

15.1	Any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in Clause 15.2, or delivering it by hand to the address set out in Clause 15.2 and in each case marked for the attention of the relevant party set out in Clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 15). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

15.1.1	if sent by fax, at the time of transmission; or

15.1.2	in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in the clause are to local time in the country of the addressee.

15.2	The addresses and fax number of the parties for the purpose of Clause 15 are as follows:

15.2.1	Lender:

Address: Kreos Capital

25-29 Old Burlington Street

London W1S 3AN

Fax: +44 20 7409 1034

For the attention of: Sean Dunne

with a copy to:

Address: Speechly Bircham LLP

6 New Street Square

London EC4A 3LX

Fax: +44 (0)20 7427 6600

For the attention of: Chris Putt

15.2.2	Borrower: Nabriva Therapeutics AG

Address: Leberstraße 20

1110 Vienna

Austria

Fax: +43 0 74093 1900

For the attention of: Ralf Schmid

15.3	A party may notify the other party to the Loan Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 15, provided that such notice shall only be effective on:

15.3.1	the date specified in the notification as the date on which the change is to take place; or

15.3.2	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

15.4	in proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

Execution Version

16.	GENERAL

16.1	All agreements, covenants, representations and warranties of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith shall survive the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

16.2	if the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights. The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender (acting reasonably) in the performance of the Borrower’s obligations.

16.3	The Lender’s failure at any time to require strict performance by the Borrower shall not constitute waiver of, or diminish, the Lender’s right to demand strict compliance with any provision of the Loan. Waiver by the Lender of any default shall not constitute waiver of any other default. No rights or remedies referred to herein shall be exclusive, but shall be cumulative and in addition to any other right or remedy set forth herein or otherwise available to the Borrower at law or in equity.

16.4	During the Loan Term, the Borrower shall ask from the Lender for an offer for additional debt or loan financing at the time that such requests are provided to other financing sources. For the avoidance of doubt, the Parties herewith record that neither the Lender nor the Borrower shall be under any obligation to submit and, as the case may be, accept such offer.
16.5	The Borrower may not assign or transfer its rights, benefits and obligations under this Loan Agreement without the prior written consent of the Lender. The Lender shall have the right, to assign, sell, pledge, grant a security interest in or otherwise encumber its rights, benefits and obligations under this Loan Agreement and/or the Drawdown Notice and/or Security Documents to any Affiliate, any Related Fund or any investor in it, any such Affiliate or Related Fund or to any bank or other financial institution engaged in the holding or management of loans or securities, on notice to the Borrower, or to any third party subject to the Borrower’s consent such consent not to be unreasonably withheld or delayed (an “Assignee”), or may be acting as an agent for any Assignee in entering into any Drawdown Notice. The Borrower agrees that as from such assignment it shall owe its obligations, under this Loan Agreement and/or any Drawdown Notice and Security Documents to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee. Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

16.6	The Lender shall keep confidential all information received by it from the Borrower pursuant to this Loan Agreement except that the Borrower consents to the disclosure of such information by the Lender as may be required by law or regulation and to the following persons;

16.6.1	the portfolio manager of the Lender;

16.6.2	the legal advisers of the Lender;

16.6.3	potential assignees of the Lender;

16.6.4	potential investors of the Lender;

subject to:

(a)	such recipients entering into obligations of confidentiality to the Lender; and

(b)	on the occurrence of the disclosure of information to the classes described in

Execution Version

clauses 16.6.3 and 16.6.4, the Borrower being informed of the information being so disclosed.

16.7	Clause titles are solely for convenience and are not an aid in the interpretation of this Loan Agreement.

16.8	If any provision or remedy herein provided is determined invalid under applicable law, such provision shall be inapplicable and deemed omitted; but the remaining provisions, including remaining default remedies, shall be given effect in accordance with their terms.

16.9	This Loan Agreement, together with the Security Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower. No supplier or agent of the Lender is authorised to bind the Lender or to waive or modify any term of this Loan Agreement.

16.10	A person who is not a party to this Loan Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

16.11	This Loan Agreement may be executed in counterparts (including PDF or facsimile copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.12	This Loan Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by English law.

16.13	All disputes arising out of or in connection with this Loan Agreement, including, without limitation, disputes relating to any noncontractual obligations arising out of or in connection with this Loan Agreement, shall be submitted to the exclusive jurisdiction of the English courts.

Execution Version

SCHEDULE A

DRAWDOWN NOTICE

Drawdown No. 1

Dated [    ] July 2014

between

Kreos Capital IV (UK) Ltd	Nabriva Therapeutics AG

the (“Lender”)	the (“Borrower”)

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated [    ] July 2014 (the “Loan Agreement”)

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

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Execution Version

Loan Details

Total Loan Facility	EUR	5,000,000.00
Amount of Loan Facility utilised under previous Drawdown Notice(s)	EUR	0.00
Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	EUR	5,000,000.00
Balance Loan Facility available for drawdown under future Drawdown Notices	EUR	0.00
Loan Term		36 months

Bank Account Details for remittance of funds

Bank Name: Raiffeisen Bank International AG

Bank Address: Am Stadtpark 9, 1030 Vienna, Austria

Beneficiary Name: Nabriva Therapeutics AG

Beneficiary Address: Leberstrasse 20, 1110 Vienna, Austria

Account No: 104068862

IBAN: AT463100000104068862

SWIFT/BIC: RZBAATWW

Anticipated Drawdown Date
(a Business Day no later than the Date of Expiry of the Loan Facility)	25th July 2014

The principal will be repaid and interest shall be paid monthly in accordance with the Repayment Schedule included in the Loan Agreement.

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

for and on behalf of
Nabriva Therapeutics AG

Authorised Signatory

Name

Dated [ ] July 2014

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Execution Version

SCHEDULE B

Repayment Schedule

Repayment Schedule (all amounts are in EUR)

Payment Due	Fees	Advance Payment	Capital	Interest	Total
25-Jul-14	75,000.00	191,604.70		11,410.96	278,015.66
01-Aug-14	0.00	0.00	0.00	49,583.33	49,583.33
01-Sep-14	0.00	0.00	0.00	49,583.33	49,583.33
01-Oct-14	0.00	0.00	0.00	49,583.33	49,583.33
01-Nov-14	0.00	0.00	0.00	49,583.33	49,583.33
01-Dec-14	0.00	0.00	0.00	49,583.33	49,583.33
01-Jan-15	0.00	0.00	0.00	49,583.33	49,583.33
01-Feb-15	0.00	0.00	191,604.70	0.00	191,604.70
01-Mar-15	0.00	0.00	143,921.45	47,683.25	191,604.70
01-Apr-15	0.00	0.00	145,348.67	46,256.03	191,604.70
01-May-15	0.00	0.00	146,790.04	44,814.66	191,604.70
01-Jun-15	0.00	0.00	148,245.71	43,358.99	191,604.70
01-Jul-15	0.00	0.00	149,715.81	41,888.89	191,604.70
01-Aug-15	0.00	0.00	151,200.49	40,404.21	191,604.70
01-Sep-15	0.00	0.00	152,699.90	38,904.80	191,604.70
01-Oct-15	0.00	0.00	154,214.17	37,390.53	191,604.70
01-Nov-15	0.00	0.00	155,743.46	35,861.24	191,604.70
01-Dec-15	0.00	0.00	157,287.92	34,316.78	191,604.70
01-Jan-16	0.00	0.00	158,847.69	32,757.01	191,604.70
01-Feb-16	0.00	0.00	160,422.93	31,181.77	191,604.70
01-Mar-16	0.00	0.00	162,013.79	29,590.91	191,604.70
01-Apr-16	0.00	0.00	163,620.43	27,984.27	191,604.70
01-May-16	0.00	0.00	165,243.00	26,361.70	191,604.70
01-Jun-16	0.00	0.00	166,881.66	24,723.04	191,604.70
01-Jul-16	0.00	0.00	168,536.57	23,068.13	191,604.70
01-Aug-16	0.00	0.00	170,207.89	21,396.81	191,604.70
01-Sep-16	0.00	0.00	171,895.78	19,708.92	191,604.70
01-Oct-16	0.00	0.00	173,600.42	18,004.28	191,604.70
01-Nov-16	0.00	0.00	175,321.95	16,282.75	191,604.70
01-Dec-16	0.00	0.00	177,060.56	14,544.14	191,604.70
01-Jan-17	0.00	0.00	178,816.41	12,788.29	191,604.70
01-Feb-17	0.00	0.00	180,589.68	11,015.02	191,604.70
01-Mar-17	0.00	0.00	182,380.52	9,224.18	191,604.70
01-Apr-17	0.00	0.00	184,189.13	7,415.57	191,604.70
01-May-17	0.00	0.00	186,015.67	5,589.03	191,604.70
01-Jun-17	0.00	0.00	187,860.33	3,744.37	191,604.70
01-Jul-17	25,000.00	(191,604.70)	189,723.28	1,881.42	25,000.00

Instalments Payable to:

Bank:	Silicon Valley Bank

Bank Address:	41 Lotbbury, London, EC2R 7HF

Beneficiary Name:	Kreos Capital IV (UK) Limited

Beneficiary Address:	25 Old Burlington Street, London, W1S 3AN, UK

IBAN:	GB76SVBK62100020111568

SWIFT:	SVBKGB2L

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Execution Version

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER

Signed /s/ Ralf Schmid

For and on behalf of
Nabriva Therapeutics AG
Authorised signatory (member of management board)

Name:	Ralf Schmid

Title:	CEO

Location:	Vienna

LENDER

Signed /s/ Luca Colciago

For and on behalf of
KREOS CAPITAL IV (UK) LIMITED
Authorised signatory

Name:	Luca Colciago

Title:	Director

Location:	London

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